Exhibit 99

      LaserSight Fails to Timely File SEC Report; Extends GE Loan Agreement

      WINTER PARK, Fla., Sept. 4 /PRNewswire-FirstCall/ -- LaserSight, Incorporated (OTC Bulletin Board: LASE and LASEE) announced today that it has failed to timely file its second quarter SEC Form 10-Q due on August 14, 2003. The Company did file a Form 12b-25 on August 14, 2003 advising that the Company was still working to put together the necessary data to file the quarterly report.

      As a late filer, the Company had a fifth character "E" added to its security trading symbol to denote securities delinquent in their required filings. Securities so denoted will be removed from the OTC Bulletin Board after the applicable 30-day grace period expires. The Company must file the Form 10-Q by September 24, 2003 to remain on the OTC Bulletin Board. If the Company is removed from OTC Bulletin Board, it will be traded in the over- the-counter
(OTC) market via the "Pink Sheets".

      As previously announced on June 20, 2003, the Company had been advised by GE Healthcare Financial Services, Inc., as successor-in-interest to Heller Healthcare Finance, Inc., ("GE") that its loans to the Company were in default due to an adverse material change in the financial condition and business operations of the Company. The Company executed a new agreement with GE on August 28, 2003 providing for an extension of its loans through January 2005.

      As previously disclosed in its most recently filed 10-Q Quarterly Report (Q1, May 15, 2003), the Company had entered into new discussions related to the payment terms of it's License and Royalty Agreement covering its keratome products. The licensors issued a third notice of default to the Company on May 6, 2003 and served legal action against the Company on August 12, 2003 for the entire balance of approximately $3.3 million under the License Agreement. The Company has continued its discussions, but as indicated in the 10-Q report, the Company may have to seek judicial reorganization to effect relief from this accelerated license payment or other pressing matters outlined below.

      Further, as previously disclosed in the 10-Q report, in order to conserve cash, the Company has only been funding vendor payments necessary to support ongoing manufacturing operations. As a result, the Company has been the defendant of two additional lawsuits for unpaid obligations aggregating approximately $250,000. Although the Company is in discussions with the plaintiffs on these lawsuits, there is no guarantee that the Company can satisfactorily resolve these issues and as mentioned above, may have to see judicial reorganization to effect relief.

      As previously announced on June 24, 2003 the Company executed an agreement with Shenzhen New Industries Medical Development Co. ("Shenzhen New Industries"), Schenzhen, The People's republic of China and its Hong Kong based-affiliate New Industries Investment Consultants (H.K.) LTD ("New Industries Investment Consultants"). Shenzhen New Industries is a company that specializes in advanced medical treatment services, medical device distribution and medical project investment and New Industries Investment Consultants is the holder of Lasersight's Series H Convertible Preferred Stock issued during 2002.

      As announced on August 16, 2002, LaserSight and Shenzhen New Industries entered into a strategic relationship that included the purchase of at least $10 million worth of LaserSight products during a twelve month period ending in August of 2003, distribution of LaserSight products in mainland China, Hong Kong, Macao and Taiwan, and a $2 million equity investment in LaserSight Incorporated by New Industries Investment Consultants. The investment in LaserSight was in the form of the purchase of Convertible Preferred Stock, the

      Series H Stock that, subject to certain restrictions, is convertible into approximately 40% of LaserSight's Common Stock. Prior to the execution of the June agreement, Shenzhen New Industries had purchased approximately $4.5 million worth of LaserSight products through May 15, 2003 and an additional $700,000 prior to the execution of the agreement for a total of $5.2 million. As previously announced in its most recent 10-Q Quarterly Report, the Company had minimal cash and was unable to manufacture products due to limited inventories and unfavorable financial relationships with its vendors.

      Since the June 24, 2003 announcement, Shenzhen New Industries has purchased approximately $1.0 million worth of Lasersight products. Although the original $10 million worth of Lasersight products was not delivered during the twelve-month period, approximately $6.2 million of Lasersight product was delivered and Lasersight and Shenzhen expect the balance of the $10 million to be purchased and shipped during the remainder of 2003.

      The Company's efforts to control costs continue to move forward with the resultant payroll and overhead savings eventually bringing the company closer to a positive cash flow environment. However, the Company must continue to deal with the keratome license issue, potential additional unpaid supplier lawsuits; for without a successful resolution to each of these issues, the company will exhaust its cash reserves and may have to seek judicial reorganization.

      As previously disclosed in its most recently filed SEC Form 10-Q Quarterly Report (Q1, May 15, 2003) and Form 10-K Annual Report, the Company indicated that it had suffered recurring losses from operations and has a significant accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The financial statements included in the previously filed SEC reports do not include any adjustments that might result from the outcome of these uncertainties, including judicial reorganization.

      This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to consummation of a proposed transaction and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward-looking statements contained in this press release. Such Filing includes, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

     For additional information please contact:
     Rich Confessore
     Corporate Secretary
     LASERSIGHT INCORPORATED
     (407) 678-9900 Ext 117

    Visit us on the Internet at www.lase.com

SOURCE  Lasersight, Incorporated
    -0-                             09/04/2003
    /CONTACT: Rich Confessore, Corporate Secretary of Lasersight, Incorporated, +1-407-678-9900, ext. 117 /
    /First Call Analyst: /
    /FCMN Contact: /
    /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020514/LASELOGO / /Web site: http://www.lasetech.com
                http://www.lase.com /
    (LASE LASEE)

CO: Lasersight, Incorporated; GE Healthcare Financial Services, Inc.; Shenzhen New Industries Medical Development Co.
ST:  Florida
IN:  HEA MTC OTC
SU:  ACC